                                                                     EXHIBIT 2.2

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                              HOME BANCSHARES, INC.

                                       AND

                                 TCBANCORP, INC.

================================================================================

                          DATED AS OF DECEMBER 3, 2004

                                TABLE OF CONTENTS

RECITALS...................................................................    1

DEFINITIONS................................................................    2

ARTICLE I. MERGER..........................................................    8
     1.1.  THE MERGER......................................................    8
     1.2.  DISSENTING SHARES...............................................    8
     1.3.  EFFECTIVE DATE..................................................    9

ARTICLE II. CONSIDERATION..................................................    9
     2.1.  MERGER CONSIDERATION............................................    9
     2.2.  TRANSMITTAL AND ALLOCATION PROCEDURES...........................   10
     2.3.  SHAREHOLDER RIGHTS; STOCK TRANSFERS.............................   12
     2.4.  RESERVATION OF RIGHT TO REVISE TRANSACTION......................   12
     2.5.  OPTIONS.........................................................   12

ARTICLE III. CONDUCT OF BUSINESS PENDING CONSUMMATION......................   13

ARTICLE IV. REPRESENTATIONS AND WARRANTIES.................................   13
     4.1.  TCB REPRESENTATIONS AND WARRANTIES..............................   13
     4.2.  HBI REPRESENTATIONS AND WARRANTIES..............................   24

ARTICLE V. COVENANTS.......................................................   34
     5.1.  BEST EFFORTS....................................................   34
     5.2.  CORPORATE ACTIONS...............................................   34
     5.3.  SECURITIES LAW COMPLIANCE.......................................   34
     5.4.  PUBLICITY.......................................................   35
     5.5.  ACCESS; INFORMATION; CONFIDENTIALITY............................   35
     5.6.  SOLE AGREEMENT TO SELL..........................................   36
     5.7.  HBI COMMON STOCK ADJUSTMENTS....................................   36
     5.8.  NO RIGHTS TRIGGERED.............................................   36
     5.9.  REGULATORY APPLICATIONS.........................................   36
    5.10.  REGULATORY DIVESTITURES.........................................   36
    5.11.  DIRECTOR AND OFFICER LIABILITY INSURANCE........................   37

ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER.......................   37
     6.1.  CONDITIONS TO EACH PARTY'S OBLIGATIONS..........................   37
     6.2.  CONDITIONS TO OBLIGATIONS OF HBI................................   38
     6.3.  CONDITIONS TO OBLIGATIONS OF TCB................................   40

ARTICLE VII. TERMINATION...................................................   41
     7.1.  TERMINATION UPON CERTAIN CONDITIONS.............................   41
     7.2.  TERMINATION FOR BREACH..........................................   41

ARTICLE VIII. OTHER MATTERS................................................   42
     8.1.  SURVIVAL........................................................   42
     8.2.  WAIVER; AMENDMENT...............................................   42
     8.3.  COUNTERPARTS....................................................   42
     8.4.  GOVERNING LAW...................................................   42
     8.5.  EXPENSES........................................................   42
     8.6.  CONFIDENTIALITY.................................................   42
     8.7.  NOTICES.........................................................   42
     8.8.  TIME IS OF THE ESSENCE..........................................   43
     8.9.  ASSIGNMENT......................................................   43
    8.10.  BINDING EFFECT..................................................   43
    8.11.  SEVERABILITY....................................................   43
    8.12.  ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES..............   43
    8.13.  ENFORCEMENT PROCEEDINGS.........................................   43
    8.14.  BENEFIT PLANS...................................................   44
    8.15.  HEADINGS........................................................   44

EXHIBITS

SCHEDULES OF TCB

SCHEDULES OF HBI

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of the 3rd day of December, 2004 (this "Agreement" or "Plan"), is by and between HOME BANCSHARES, INC. ("HBI"), an Arkansas corporation, and TCBANCORP, INC. ("TCB"), an Arkansas corporation.

                                    RECITALS

     (A) TCB. TCB is a corporation duly organized and existing in good standing under the laws of the State of Arkansas, with its principal executive offices located in North Little Rock, Arkansas. TCB is a financial holding company subject to regulation by the Federal Reserve Board. As of the date of this Plan, TCB has 3,000,000 authorized shares of common stock, $0.01 par value ("TCB Common Stock"), of which 2,283,075 shares of TCB Common Stock are issued and outstanding (no other class of capital stock being authorized) and 3,340 shares are set aside to be gifted to certain employees of TCB on December 31, 2004. As of September 30, 2004, TCB had Capital of $61,441,430, divided into common stock of $22,831, capital surplus of $61,122,534, comprehensive income/surplus of $(1,782,107), and retained earnings of $2,078,172. As of the date of this Plan, options covering 61,350 shares of TCB Common Stock are issued and outstanding as provided in Section 2.5 herein.

     (B) TWIN CITY BANK. Twin City Bank ("Twin City") is an Arkansas state bank duly organized and existing in good standing under the laws of the State of Arkansas. As of the date of this Plan, Twin City has 17,000 authorized shares of common stock, $10.00 par value per share ("Twin City Common Stock") (no other class of capital stock being authorized), of which 17,000 shares of Twin City Common Stock are issued and outstanding. All of the issued and outstanding shares of Twin City Common Stock are owned by TCB, the sole shareholder of Twin City.

     (C) HBI. HBI is a corporation duly organized and existing in good standing under the laws of the State of Arkansas, with its principal executive offices located in Conway, Arkansas. HBI is a financial holding company subject to regulation by the Federal Reserve Board. As of its unaudited financial statements for the period ended September 30, 2004, HBI had Capital of $107,178,288, divided into common stock of $266,250, preferred stock of $21,341, preferred treasury stock of $(20,130), accumulated other comprehensive income/surplus of $(481,807), capital surplus of $90,483,188, and retained earnings of $16,909,446. As of September 30, 2004, HBI has 5,000,000 authorized shares of common stock, $0.10 par value per share ("HBI Common Stock"), of which 2,662,495 shares are issued and outstanding. HBI has 5,500,000 authorized shares of preferred stock, $0.01 par value, of which 2,500,000 shares of Class A Preferred Stock are authorized and 2,134,068 are issued and outstanding, and 3,000,000 shares of Class B Preferred Stock are authorized, and none are issued and outstanding.

     (D) APPROVALS. At meetings of the respective Boards of Directors of TCB and HBI, each such Board has approved and authorized the execution of this Plan in counterparts.

     In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                   DEFINITIONS

     (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

     "A.C.A." means the Arkansas Code Annotated, as amended.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

     "Allocation" means the allocation of Merger Consideration to holders of Eligible TCB Common Stock as Stock Consideration and/or Cash Consideration, pursuant to Section 2.2(B).

     "Appraisal Laws" means A.C.A. Section 4-27-1301, et seq.

     "Arkansas Resident" means:

          (1) A corporation, partnership, trust or other form of business organization which has a principal office within the State of Arkansas on the Effective Date of the Plan.

          (2) An individual whose principal residence is in the State of Arkansas on the Effective Date of the Plan.

          (3) A corporation, partnership, trust or other form of business organization which is organized for the specific purpose of acquiring part of an issue offered pursuant to this Plan, of which all of the beneficial owners of such organization are residents of the State of Arkansas on the Effective Date of the Plan.

     "Business Day" means any day other than a Saturday, Sunday, or a day on which FSB is not open for business.

     "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP. Unrealized gains or losses in investment securities will be included when determining Capital.

     "Cash Consideration" has the meaning assigned to such term in Section 2.1(B)(2).

     "CFG Merger" - see definition of Community Bank.

     "Code" means the Internal Revenue Code of 1986 (as amended).

     "Community Bank" means Community Bank of Cabot, Arkansas, acquired by CB Bancorp, Inc. in the merger of Community Financial Group, Inc. with CB Bancorp, Inc., effective as of January 6, 2004 (the "CFG Merger"). Community Bank is a wholly-owned subsidiary of CB Bancorp, Inc., an Arkansas corporation and registered bank holding company that is owned 80% by HBI and 20% by TCB.

     "Compensation and Benefit Plans" means all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by a Party or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries.

     "Conditions" has the meaning assigned to such term in Section 2.1(C).

     "Contract" has the meaning assigned to such term in Section 4.1(O).

     "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

     "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Financial Reports of TCB, and (2) is a derivative contract (including various combinations thereof).

     "Disclosing Party" has the meaning assigned to such term in Section 5.5(A).

     "Dissenting Share" means the shares of TCB Common Stock held by those shareholders ("Dissenting Shareholders") of TCB who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

     "Effective Date" has the meaning assigned to such term in Section 1.3.

     "Eligible TCB Common Stock" means shares of TCB Common Stock other than Exception Shares and Dissenting Shares.

     "Elect" (or "Election") has the meaning assigned to such term in Section 2.2(A)(1).

     "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and

Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose Liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

     "ERISA" means the Employee Retirement Income Security Act of 1974 (as amended).

     "ERISA Affiliate" means any entity which is considered one employer with the applicable Party under Section 4001(a)(15) of ERISA or Section 414 of the Code.

     "ERISA Plans" means all employee benefit plans within the meaning of
Section 3(3) of ERISA.

     "Exception Shares" has the meaning ascribed to such term in Section 2.1(A).

     "Exchange Agent" means FirsTrust Financial Services, Inc., an Arkansas corporation whose principal address is 2610 Cantrell Road, Little Rock, Arkansas, 72202.

     "Expiration Date" has the meaning assigned to such term in Section
2.2(A)(2).

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Financial Reports" (1) as to TCB and HBI, means their respective audited consolidated balance sheets as of December 31, 2001, December 31, 2002, and December 31, 2003 and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2001, December 31, 2002, and December 31, 2003, and their respective unaudited consolidated balance sheet as of the nine (9)-month period ended September 30, 2004 and the related statements of income, changes in shareholders' equity and cash flows for the
(9)-month period ended September 30, 2004; (2) as to Twin City, FSB and Community Bank means their respective call reports for the fiscal years ended December 31, 2002 and December 31, 2003; and (3) all other financial reports filed or to be filed subsequent to December 31, 2003, in the form filed with the Federal Reserve Board, FDIC and the Arkansas State Bank Department.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "FSB" means First State Bank, the wholly-owned subsidiary bank of HBI. First State Bank is an Arkansas corporation with its principal office in Conway, Arkansas.

     "Fraction" and "Fractional Share Consideration" have the meanings assigned to such terms in Section 2.1(B)(3).

     "GAAP" means generally accepted accounting principles consistently applied.

     "Governing Documents" means the articles of incorporation, charter, and bylaws of the subject entity, including all amendments thereto.

     "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     "HBI" means Home BancShares, Inc., an Arkansas corporation and registered financial holding company.

     "HBI Common Stock" has the meaning assigned to such term in paragraph (C) of the Recitals.

     "HBI Option" has the meaning assigned to such term in Section 2.5(A).

     "HBI Transaction" means: (1) a merger, consolidation or similar transaction involving HBI, where HBI is not the corporation surviving such transaction or where a change of Control of HBI is otherwise effected, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of HBI or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of HBI and its Subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of HBI or any of its significant subsidiaries other than the issuance of HBI Common Stock upon the exercise of then outstanding options or the conversion of then outstanding convertible securities of HBI.

     "Insured Depository Institution" has the meaning given it in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute.

     "Intellectual Property Rights" has the meaning given such term in Section 4.1(L).

     "Knowledge" (and "Know" or "Known") means the best knowledge of the Chairman, President, Chief Financial Officer, and Chief Lending Officer of the entity, after reasonable due diligence, inquiry, or investigation.

     "Liability" means any debts, liabilities, obligations and contracts of the Party, whether the same shall be matured or un-matured; whether accrued, absolute, contingent or otherwise.

     "Loan/Fiduciary Property" means any property owned or Controlled by the applicable Party or any of its Subsidiaries or in which such Party or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where the Party or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

     "Mailing Date" has the meaning assigned to such term in Section 2.2.

     "Material" means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on or constitute a material adverse change in the financial condition, results of operations, business, future operations, or prospects of such Party or, as applicable, its Subsidiaries, or (b) would impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan. With respect to TCB, any such event, occurrence or circumstance that has been previously approved by HBI shall not be deemed material.

     "Merger" means the merger of TCB with and into HBI, as described in Section 1.1.

     "Merger Consideration" means the HBI Common Stock and/or the Cash Consideration a holder of Eligible TCB Common Stock will receive pursuant to
Article II.

     "Multiemployer Plans" has the meaning assigned to such term in Section 3(37) of ERISA.

     "Participation Facility" means any facility in which the applicable Party or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

     "Party" means a party to this Plan.

     "Pension Plan" means an employee pension plan within the meaning of Section 3(2) of ERISA, and which is intended to be qualified under Section 401(a) of the Code.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

     "Plan" means this Agreement and Plan of Merger, together with all Exhibits and Schedules annexed hereto, which are hereby incorporated by reference.

     "Pre-Closing Review" and "Pre-Closing Review Period" have the meanings assigned to such terms in Section 6.2(H)(iii).

     "Proxy Statement" has the meaning assigned to such term in Section 5.2(A).

     "Qualified Arkansas Resident" has the meaning assigned to such term in
Section 2.1(C)(2).

     "Receiving Party" has the meaning assigned to such term in Section 5.5(A).

     "Regulatory Authorities" means federal or state governmental agencies, authorities or departments (1) charged with the supervision or regulation of depository institutions or (2) engaged in the insurance of deposits.

     "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.

     "Rule 147" means Rule 147 promulgated under the Securities Act.

     "Rule 147 Restrictions" has the meaning assigned to such term in Section 2.1(C)(1).

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

     "Stock Consideration" has the meaning assigned to such term in Section 2.1(B)(1).

     "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would
be) owned, directly or indirectly, at the time in question by such entity.

     "Surviving Corporation" has the meaning assigned to such term in Section 1.1(A).

     "Tax Returns" means all reports and returns with respect to Taxes that are required to be filed by an applicable Party and its Subsidiaries, including consolidated federal income tax returns of the Party and its Subsidiaries.

     "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     "TCB" means TCBancorp, Inc., an Arkansas Corporation and bank holding company.

     "TCB Common Stock" has the meaning assigned to such term in paragraph (A) of the Recitals.

     "TCB Option" has the meaning assigned to such term in Section 2.5(A).

     "Termination Date" has the meaning assigned to such term in Section 5.1.

     "Transmittal Form" has the meaning assigned to such term in Section 2.2.

     (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the word "including" means including without limitation; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                                ARTICLE I. MERGER

     1.1. THE MERGER. Subject to the provisions of this Plan, on the Effective
Date:

          (A) SURVIVING CORPORATION. In accordance with the applicable provisions of the Arkansas Business Corporation Act of 1987, A.C.A. Section 4-27-101, et seq., TCB shall be merged with and into HBI pursuant to the terms and conditions of this Plan and pursuant to the Articles of Merger substantially in the form of EXHIBIT A. Upon consummation of the Merger, the separate existence of TCB shall cease and HBI shall continue as the Surviving Corporation (the "Surviving Corporation") under the corporate name it possesses immediately prior to the Effective Date.

          (B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Governing Documents of the Surviving Corporation shall be those of HBI, as in effect immediately prior to the Merger becoming effective. The directors and officers of HBI in office immediately prior to the Merger becoming effective shall be the directors and officers of the Surviving Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

          (C) EFFECT OF THE MERGER. On the Effective Date, the effect of the Merger shall be that (1) the title to all real estate and other property owned by TCB is vested in the Surviving Corporation and shall not revert or be in any way impaired by reason of the Merger; (2) the Surviving Corporation shall be liable for all Liabilities of TCB whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of TCB in the same manner as if the Surviving Corporation had itself incurred such Liabilities or obligations; and (3) a proceeding pending by or against TCB may be continued as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of TCB.

     1.2. DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share shall not be converted into a right to receive the Merger Consideration, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the

Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive the Merger Consideration. Each holder of Dissenting Shares who becomes entitled to payment for his TCB Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from HBI (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

     1.3. EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the tenth Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, ARTICLE VI. If the Merger is not consummated in accordance with this Plan on or prior to the Termination Date, TCB or HBI may terminate this Plan in accordance with ARTICLE VII. On the Effective Date, Articles of Merger will be filed with the Secretary of State of the State of Arkansas in accordance with applicable law.

                            ARTICLE II. CONSIDERATION

     2.1. MERGER CONSIDERATION. At the Effective Date, without any action on the part of HBI, TCB, or the holder of any of the shares of common stock of TCB, the Merger shall be effected in accordance with the following terms:

          (A) EXCEPTION SHARES. All shares of TCB Common Stock owned directly by TCB (including treasury shares), HBI, or any of their Subsidiaries (in each case other than shares in trust accounts or in an another fiduciary capacity, managed accounts and the like or shares held in satisfaction of a debt previously contracted) (the "Exception Shares") shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for Merger Consideration or any other consideration.

          (B) METHOD OF PAYMENT. The total amount paid for the TCB Common Stock shall be divided between Stock Consideration and Cash Consideration, and, subject to the Conditions set forth in Section 2.1(C), shall be paid by HBI to holders of Eligible TCB Common Stock as follows:

               (1) The portion of the Merger Consideration to be paid to holders of Eligible TCB Common Stock who are Qualified Arkansas Residents is .8081 shares of HBI Common Stock for each whole share of Eligible TCB Common Stock held by such Qualified Arkansas Resident as of the date hereof (the "Stock Consideration").

               (2) The portion of the Merger Consideration to be paid to the holders of Eligible TCB Common Stock who are not Qualified Arkansas Residents or who, subject to Sections 2.1(C)(2) and 2.2(B), Elect to receive cash, is cash in an amount equal to $35.00 multiplied by the product of the number of shares of Eligible TCB Common Stock held by such non-Qualified Arkansas Resident times .8081 (the "Cash Consideration"). No interest shall be paid on any Cash Consideration.

               (3) Notwithstanding any other provision of this Plan, no fractional shares of HBI Common Stock and no certificates, scrip, or other evidence of ownership of fractional shares will be issued in the Merger. HBI shall pay to each holder of Eligible TCB Common Stock who would otherwise be entitled to a fractional or partial share of HBI Common Stock (the "Fraction") an amount of cash equal to $35.00 multiplied by the product of .8081 times the Fraction (the "Fractional Share Consideration"). No such holder shall be entitled to dividends, interest, or any other rights in respect to such fractional shares and no interest shall be paid on the Fractional Share Consideration.

          (C) CONDITIONS TO METHOD OF PAYMENT. The method of payment of Merger Consideration by HBI shall be subject to the following conditions (the "Conditions"):

               (1) No HBI Common Stock shall be paid as Stock Consideration to a holder of Eligible TCB Common Stock unless such holder is a Qualified Arkansas Resident. A "Qualified Arkansas Resident" is a holder of Eligible TCB Common Stock who, in the manner required by Section 2.2, represents and warrants to HBI (1) that such holder is an Arkansas resident, (2) that such holder is aware of the requirements of Rule 147 promulgated under the Securities Act concerning restrictions on transferability of the HBI Common Stock received as Stock Consideration (the "Rule 147 Restrictions"), and
     (3) agrees to Rule 147 Restrictions.

               (2) The total Cash consideration shall not exceed forty-nine percent (49%) of the total Merger Consideration. A holder of Eligible TCB Common Stock who Elects to receive Cash Consideration who is a Qualified Arkansas Resident, may, as a result of the Allocation procedures in Section 2.2(B), receive Stock Consideration.

          (D) NON-PERFECTING DISSENTERS. If, at or prior to the Effective Date, any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder's shares of TCB Common Stock shall be converted into a right to receive Merger Consideration in accordance with the applicable provisions of this Plan. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Date, each of such holder's shares of TCB Common Stock shall be converted on a share-by-share basis into the right to receive the Cash Consideration.

     2.2. TRANSMITTAL AND ALLOCATION PROCEDURES.

          (A) TRANSMITTAL PROCEDURES.

               (1) A form (the "Transmittal Form") shall be mailed (the "Mailing Date") as soon as reasonably practicable after the Effective Date to each holder of Eligible TCB Common Stock of record as of the Effective Date. The Transmittal Form shall contain applicable instructions on transmittal of the holder's Eligible TCB Common Stock and shall request a holder of Eligible TCB Common Stock to (a) elect ("Elect") to receive Cash Consideration or Stock Consideration, (b) evidence that they are or are not Arkansas Residents, and (c) evidence that they are aware of and agree to the Rule 147 Restrictions. A holder's Election made on the Transmittal Form is subject to the

     Conditions set forth in Section 2.1(C) and, subject to the Allocation made by the Exchange Agent, as set forth in 2.2(B).

               (2) Each holder of Eligible TCB Common Stock shall submit the Transmittal Form, properly completed and signed, together with one or more certificates, (or such affidavits and indemnification satisfactory to the Exchange Agent regarding the loss or destruction of such certificates) representing all Eligible TCB Common Stock covered by such Transmittal Form, together with all other applicable transmittal materials, within thirty (30) days of the Mailing Date (the "Expiration Date"). Once submitted, the Transmittal Form is irrevocable. Neither HBI nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Transmittal Form. No interest will be paid on the Cash Consideration or any such fractional shares checks or dividends to which the holder of any surrendered shares shall be entitled to receive upon such delivery.

               (3) Any holder of Eligible TCB Common Stock who does not submit an effective, properly completed Transmittal Form to the Exchange Agent by the Expiration Date shall receive only the Cash Consideration for their shares of Eligible TCB Common Stock upon surrender of the certificates of TCB Common Stock in the manner required by the Exchange Agent. Any Merger Consideration into which shares of such shareholder's TCB Common Stock are converted on the Effective Date, any fractional share checks that such shareholder shall be entitled to receive and any dividends paid on such shares of HBI Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to the Exchange Agent of the effective, properly completed Transmittal Form accompanied by the certificates representing all of such shares of Eligible TCB Common Stock (or indemnity satisfactory to the Exchange Agent, in its judgment, if any of such certificates are lost, stolen or destroyed).

          (B) ALLOCATION PROCEDURES.

               (1) As soon as reasonably practicable after the Expiration Date, the Exchange Agent shall determine the number of shares of Eligible TCB Common Stock held by Qualified Arkansas Residents, the number of other shares of Eligible TCB Common Stock, and the number of shares of Qualified Arkansas Residents who requested Cash Consideration as their Merger Consideration.

               (2) Based on that determination, HBI shall cause the Exchange Agent to allocate (the "Allocation") the Merger Consideration among the holders of Eligible TCB Common Stock pursuant to the following procedures:

                    (a) All Qualified Arkansas Residents who do not Elect to receive Cash Consideration shall receive the Stock Consideration.

                    (b) If, after giving effect to the shares of Eligible TCB Common Stock owned by holders who are not Qualified Arkansas Residents and the shares owned by holders who are Qualified Arkansas Residents and Elected to receive Cash Consideration, the amount of Cash Consideration to be paid as part of the Merger Consideration and payments of cash as Fractional Share Consideration exceeds 49%, then the Exchange Agent shall pay the Cash Consideration to holders who are Qualified Arkansas Residents and who elected Cash Consideration, on a pro rata basis.

               (c) A Qualified Arkansas Resident who Elected to receive Cash Consideration but whose Cash Consideration was pro rated, as set forth in the preceding paragraph, will receive the balance of such holder's Merger Consideration as Stock Consideration.

     2.3. SHAREHOLDER RIGHTS; STOCK TRANSFERS. Except with respect to the rights of a Dissenting Shareholder who perfects those rights under the Appraisal Laws, on the Effective Date, holders of TCB Common Stock shall cease to be, and shall have no rights as, shareholders of TCB, other than to receive the Merger Consideration provided under this ARTICLE II. After the Effective Date, there shall be no transfers on the stock transfer books of TCB or the Surviving Corporation of the shares of TCB Common Stock that were issued and outstanding immediately prior to the Effective Date.

     2.4. RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, HBI may at any time change the method of effecting its acquisition of TCB including offering the HBI Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission; provided, however, that (A) no such change shall reduce the amount of the Total Merger Consideration provided in
Section 2.1(B) or change the kind of consideration to be generally issued to holders of TCB Common Stock as provided for in this Plan; (B) such change shall not result in the tax opinion required by Section 6.1(E) not being rendered, and
(C) no delay caused by such a change shall be the basis upon which HBI terminates this Plan pursuant to Section 7.1(C). If HBI elects to change the method of acquisition, TCB will cooperate with and assist HBI with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for HBI, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

     2.5. OPTIONS. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of an option, each outstanding option granted by TCB to purchase shares of TCB Common Stock ("TCB Option") that is then outstanding and unexercised shall immediately and automatically be fully vested and converted into and become an option to purchase HBI Common Stock ("HBI Option") on the same terms and conditions as are in effect with respect to TCB Option immediately prior to the Effective Date, except that (A) each such HBI Option may be exercised solely for shares of HBI Common Stock, (B) the number of shares of HBI Common Stock subject to such HBI Option shall be equal to the number of shares of TCB Common Stock subject to such TCB Option immediately prior to the Effective Date multiplied by .8081, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such HBI Option shall be adjusted by dividing the per share exercise price of TCB Option by .8081, and rounding up or down to the nearest cent. The number of shares of TCB Common Stock that are issuable upon exercise of TCB Options as of the date of this Plan and the names of the holders of TCB Options are disclosed in Schedule 2.5.

             ARTICLE III. CONDUCT OF BUSINESS PENDING CONSUMMATION

     Unless HBI otherwise agrees in writing between the date of this Agreement and the Effective Date, TCB shall, and shall cause each of its Subsidiaries to, conduct their respective business in the ordinary and usual course consistent with past practice and not issue any additional shares of capital stock (except upon the exercise of outstanding TCB Options) and shall use its commercially reasonable best efforts to maintain and preserve their respective business organizations, employees and advantageous business relationships and retain the services of their officers and key employees identified by HBI.

     Unless TCB otherwise agrees in writing, between the date of this Agreement and the Effective Date, HBI shall, and shall cause each of its Subsidiaries to conduct their respective business in the ordinary and usual course of business consistent with past practice (except that nothing contained in this Article III shall prohibit HBI from entering into acquisition or merger agreements in which HBI or an Affiliated corporation is the surviving corporation) and not issue any additional shares of capital stock (except in connection with such acquisitions or mergers or in connections with the grant of options, whether or not presently outstanding provided that any grant or grants of new options shall not exceed 30,000 shares of HBI Common Stock in the aggregate) and shall use its commercially reasonable best efforts to maintain and preserve their respective business organizations, employees and advantageous business relationships and retain the services of their officers and key employees identified by TCB.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

     4.1. TCB REPRESENTATIONS AND WARRANTIES. TCB hereby represents and warrants to HBI, now and as of the Effective Date, as follows:

          (A) RECITALS. The facts set forth in the recitals of this plan with respect to TCB and its Subsidiaries are true and correct.

          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of TCB, Twin City, and any other Subsidiary of TCB is in good standing under the laws of the jurisdiction in which it is incorporated or organized and is duly qualified to do business in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material effect on it. All of such jurisdictions are set forth on Schedule 4.1(B). Each of TCB and Twin City, and any other Subsidiary of TCB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Twin City is the only Subsidiary of TCB that is an Insured Depository Institution, and its deposits are insured by the Bank Insurance Fund of the FDIC. Except as disclosed in Schedule 4.1(B), Twin City is not subject to any orders, resolutions, commitments, agreements, undertakings, understandings, or consents that affect its status as such Insured Depository Institution.

          (C) SHARES. The outstanding shares of TCB and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as disclosed in Schedule 4.1(C), there are no shares of capital stock or other equity securities of TCB or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

          (D) TCB SUBSIDIARIES. TCB has disclosed in Schedule 4.1(D) a list of all of its Subsidiaries, and the number of authorized, issued, and outstanding shares of each class of stock and the percentages of ownership of TCB or a TCB Subsidiary. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to TCB or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no Contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no Contracts, commitments, understandings or arrangements relating to the rights of TCB or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by TCB or one of its Subsidiaries are fully paid and non-assessable and are owned by TCB or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Except as disclosed in Schedule 4.1(D), TCB does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

          (E) CORPORATE POWER. Each of TCB and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its Material properties and assets.

          (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1 and required regulatory approvals, this Plan has been authorized by all necessary corporate action of TCB and this Plan is a valid and binding agreement of TCB, enforceable against TCB in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by TCB do not and will not Materially (1) constitute a breach of, or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of TCB or of any of its Subsidiaries or to which TCB or any of its Subsidiaries or its or their properties is subject or bound, or (2) constitute a breach of, or violation of, or a default under, the Governing Documents of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

          (H) TCB FINANCIAL REPORTS. Except as disclosed in Schedule 4.1(H): (a) the Financial Reports of each of TCB and Twin City did not and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; (b) each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date; (c) each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Financial Reports of Twin City (including any related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein; and (d) in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (I) ABSENCE OF UNDISCLOSED LIABILITIES. To TCB's Knowledge, neither it nor any of its Subsidiaries has any Material Liability, except (1) as disclosed on Schedule 4.1(I), (2) as reflected in its Financial Reports prior to the date of this Plan, or (3) for commitments and obligations made, or Liabilities incurred, in the ordinary and usual course of business consistent with past practice since September 30, 2004, and which are fully reflected as liabilities on that entity's books and records. Except as disclosed on Schedule 4.1(I), since September 30, 2004, neither TCB nor any of its Subsidiaries has incurred or paid any Material Liability (including any Liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary).

          (J) NO EVENTS. Except as disclosed on Schedule 4.1(J), since September 30, 2004, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material effect on TCB or any of its Subsidiaries.

          (K) PROPERTIES. Except as disclosed in Schedule 4.1(K), TCB and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the Financial Reports of TCB as being owned by TCB or its Subsidiaries as of the dates thereof. All buildings and all Material fixtures, equipment, and other property and assets that are held under leases or subleases by TCB or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability as are disclosed on Schedule 4.1(K). Other than month-to-month leases on operating equipment, all leases and subleases are identified on
Schedule 4.1(K), and except as disclosed on such schedule, are fully transferrable to HBI as the Surviving Corporation under this Plan. TCB further represents, covenants and warrants that, except as disclosed in Schedule 4.1(K), taking their age and ordinary wear and tear into account, the assets and properties of TCB or any of its Subsidiaries are in good operating condition and repair and have been operated and maintained in the ordinary and usual course of business, consistent with past practice, other than those items of personal property not in use by TCB or its Subsidiaries as of the date hereof.

          (L) INTELLECTUAL PROPERTY RIGHTS. Schedule 4.1(L) lists all patents, patent rights, licenses, trade secrets, trademarks, service marks, trademark rights, trade names or trade name rights, copyrights, inventions and other intellectual property rights ("Intellectual Property Rights") necessary for the ownership and operation of the business of TCB or any of its Subsidiaries in the manner in which the business has been historically and currently owned and operated by TCB or its Subsidiaries. To TCB's Knowledge, none of the Intellectual Property Rights interferes with, infringes upon, misappropriates, or violates any intellectual property rights of third parties, and neither TCB nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To TCB's Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any of the Intellectual Property Rights. Neither TCB nor any of its Subsidiaries has received any written notice with respect to any outstanding injunction, judgment, order, decree, ruling, or charge relating to any item of the Intellectual Property Rights, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of TCB or any of its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of any of the Intellectual Property Rights.

          (M) LITIGATION; REGULATORY ACTION. Except as disclosed in Schedule 4.1(M) and except for foreclosures or collection matters initiated by TCB or its Subsidiaries in the ordinary and usual course of business, no litigation, proceeding or controversy before any court or governmental agency is pending or, to TCB's Knowledge, threatened against TCB or any of its Subsidiaries, including, without limitation, any litigation, proceedings, or controversies that allege claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, or allege claims under any fair credit reporting laws or laws for the protection of non-public personal information, including the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and the Fair and Accurate Credit Transaction Act and, to its Knowledge, no such litigation, proceeding or controversy has been, to TCB's Knowledge, threatened; and except as disclosed in Schedule 4.1(M), neither TCB nor any of its Subsidiaries or any of its or their Material properties or their officers, directors or Controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority or other governmental authority, and neither TCB nor any of its Subsidiaries has been advised by any of such Regulatory Authorities or other governmental authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

          (N) COMPLIANCE WITH LAWS. Except as disclosed in Schedule 4.1(N), each of TCB and its Subsidiaries:

               (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities or other governmental authority that are required in order to permit it to own its businesses presently conducted and that are Material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

               (2) has received no notification or communication from any Regulatory Authority or other governmental authority or the staff thereof
     (a) asserting that TCB or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority or governmental authority enforces, (b) threatening to revoke any license, franchise, permit or governmental authorization of TCB or any of its Subsidiaries, or (c) requiring any of TCB any of its Subsidiaries (or any of its or their officers, directors or Controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

               (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

               (4) is in compliance in all Material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and all fair credit reporting laws and laws for the protection of non-public personal information, including the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and the Fair and Accurate Credit Transaction Act.

          (O) MATERIAL CONTRACTS. Except as disclosed in Schedule 4.1(O) (and with a true and complete copy of the document or other item in question attached to such schedule), none of TCB or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any Contract or amendment thereto by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits (excluding extensions of credit made in the ordinary and usual course of business) or Contracts (other than lease Contracts) obligating it or them to pay more than $20,000 in any year and lease Contracts obligating it or them to pay more than $100,000 in any year and which can be terminated upon not less than 60 day's notice. Except as disclosed in Schedule 4.1(O), to TCB's Knowledge, neither TCB nor any of its Subsidiaries is in default under any such Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as disclosed in Schedule 4.1(O), neither TCB nor any of its Subsidiaries is subject to or bound by any Contract containing covenants that limit the ability of TCB or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, TCB or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

          (P) REPORTS. Since January 1, 2001, each of TCB and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Arkansas State Bank Department, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities or other governmental authority having jurisdiction with respect to TCB and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this
Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all Material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (Q) BROKERS AND FINDERS. Except as set forth in Schedule 4.1(Q), neither TCB, Twin City, any TCB Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder, or director or former director of TCB and Twin City, has acted directly or indirectly for TCB, Twin City or any TCB Subsidiary, in connection with this Plan or the transactions contemplated hereby.

          (R) EMPLOYEE BENEFIT PLANS.

               (1) Schedule 4.1(R)(1) contains a complete list of Compensation and Benefit Plans of TCB. True and complete copies of all Compensation and Benefit Plans of TCB and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

               (2) All ERISA Plans, other than Multiemployer Plans, covering employees or former employees of TCB and its Subsidiaries, to the extent subject to ERISA, are in Material compliance with ERISA. Except as disclosed in Schedule 4.1(R)(2) each Pension Plan of TCB has received a favorable determination letter from the Internal Revenue Service, and TCB is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no Material pending or, to TCB's Knowledge, threatened litigation relating to the ERISA Plans. To TCB's Knowledge, neither it nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject TCB or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be Material.

               (3) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by TCB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of an ERISA Affiliate of TCB. Neither TCB nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

               (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, except as disclosed in Schedule 4.1(R)(4). Neither TCB nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (5) Except as disclosed in Schedule 4.1(R)(5), under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no Material change in the financial condition of such plan since the last day of the most recent plan year.

               (6) Neither TCB nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in
     Schedule 4.1(R)(6). There are no restrictions on the rights of TCB or any of its Subsidiaries to amend or terminate any such plan without incurring any Liability thereunder.

               (7) Except as disclosed in Schedule 4.l(R)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of TCB or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from TCB or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

          (S) NO KNOWLEDGE. TCB and its Subsidiaries Know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

          (T) LABOR AGREEMENTS. Neither TCB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is TCB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations
Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (U) ASSET CLASSIFICATION. TCB and its Subsidiaries have disclosed in
Schedule 4.1(U) a list, accurate and complete in all Material respects, of the aggregate amounts of loans, extensions of credit or other assets of TCB and its Subsidiaries that have been classified by it as of the date of the Plan; and no amounts of loans, extensions of credit or other assets that have been classified as of such date by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in such asset classification, other than amounts of loans, extensions of credit or other assets that were charged off by TCB or any Subsidiary prior to such date, and which are also disclosed on Schedule 4.1(U).

          (V) ALLOWANCE FOR POSSIBLE LOAN LOSSES. Except as disclosed on
Schedule 4.1(V), the allowance for possible loan losses shown on the consolidated balance sheets in the September 30, 2004 Financial Reports of TCB was, and the allowance for possible loan losses to be shown on subsequent Financial Reports of TCB shall be adequate, to the Knowledge of TCB, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

          (W) INSURANCE. Each of TCB and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are Known to TCB, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material adverse effect on TCB or its Subsidiaries. Set forth in Schedule 4.l(W) is a list of all insurance policies maintained by or for the benefit of TCB or its Subsidiaries or their respective directors, officers, employees or agents.

          (X) BOOKS AND RECORDS. All books of account, minute books, stock record books and other records of TCB and all of its Subsidiaries, all of which have been made available to HBI, are complete and correct in all Material respects and have been maintained in accordance with the laws of the State of Arkansas for banks, bank holding companies, and corporations, and applicable rules and regulations promulgated thereunder and in accordance with sound business practices. The minute books of TCB and its Subsidiaries contain accurate and complete records in all Material respects of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors and committees of the Board of Directors of Company (as applicable), and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records shall be in the possession of TCB and shall be delivered to HBI.

          (Y) NO FURTHER ACTION. TCB and its Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan, or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the Governing Documents of TCB or any of its Subsidiaries or under any agreement to which TCB or any such Subsidiaries is a party, or (3) restrict or impair in any way the ability of the Parties to exercise the rights granted under this Plan.

          (Z) ENVIRONMENTAL MATTERS.

               (1) To TCB's Knowledge, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except as disclosed on Schedule 4.1(Z)(1).

               (2) There is no investigation or proceeding pending or, to TCB's Knowledge, threatened by or before any court, governmental agency or board or other forum in which TCB or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened investigations or proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by TCB or any of its Subsidiaries or any Participation Facility, except as disclosed in Schedule 4.1(Z)(2).

               (3) There is no investigation or proceeding pending or, to TCB's Knowledge, threatened by or before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or TCB or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened investigations or proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such investigations or proceedings disclosed in Schedule 4.1(Z)(3).

               (4) To TCB's Knowledge, there is no reasonable basis for any investigation or proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been disclosed in Schedule 4.1(Z)(4).

               (5) To TCB's Knowledge, and except as disclosed on Schedule 4.1(Z)(5), during the period of (a) ownership or operation by TCB or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by TCB or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by TCB or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property that violate Environmental Laws.

               (6) To TCB's Knowledge, and except as disclosed on Schedule 4.1(Z)(6), prior to the period of (a) ownership or operation by TCB or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by TCB or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by TCB or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Fiduciary Property.

               (7) To TCB's Knowledge, no underground storage tanks are located on any property of TCB or any of its Subsidiaries, or any Participation Facility or any Loan/Fiduciary Property except as disclosed in Schedule 4.1(Z)(7).

               (8) To TCB's Knowledge, and except as disclosed in Schedule 4.1(Z)(8), neither TCB's nor any of its Subsidiaries' facilities have building components containing friable asbestos.

          (AA) TAX RETURNS. Except as disclosed in Schedule 4.1(AA), (1) all Tax Returns of TCB have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, and such Tax Returns were true, complete and accurate in all Material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material effect on TCB or its Subsidiaries, except as reserved against in the Financial Reports of TCB, and
(6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of TCB or its Subsidiaries.

          (BB) ACCURACY OF INFORMATION. The statements with respect to TCB and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of TCB pursuant to the terms of or relating to this Plan are now and as of the Effective Date true and correct in all Material respects, and such statements and documents do not omit any Material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, now and as of the Effective Date, not misleading.

          (CC) DERIVATIVES CONTRACTS. None of TCB or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes disclosed in

Schedule 4.1(CC). Schedule 4.1(CC) includes a list of any assets of TCB or its Subsidiaries that are pledged as security for each such Derivatives Contract.

          (DD) ACCOUNTING CONTROLS. Each of TCB and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all Material transactions are executed in accordance with management's general or specific authorization, (2) all Material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the Material property and assets of TCB and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (EE) COMMITMENTS AND CONTRACTS. Neither TCB nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

               (1) except as disclosed in Schedule 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay Liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by TCB or any such Subsidiary without any obligation on the part of TCB or any such Subsidiary to make any payment in connection with such termination);

               (2) except as disclosed in Schedule 4.1(EE)(2), any Contract, commitment, or understanding with any Person related to or under the Control of any present or former officer, director, or employee of TCB or any of its Subsidiaries, to the extent that such Contract, commitment or understanding Materially impacts the financial condition of any of TCB or its Subsidiaries.

               (3) except as disclosed in Schedule 4.1(EE)(3), any real or personal property lease with annual rental payments aggregating $20,000 or more; or

               (4) except as disclosed in Schedule 4.1(EE)(4), any Material Contract with any Affiliate.

          (FF) CLAIMS OF OFFICERS, DIRECTORS, AND EMPLOYEES. Except as disclosed on Schedule 4.1(FF), to TCB's Knowledge, no officer or director of TCB or any of its Subsidiaries has any claims against TCB or its Subsidiary, other than for their regular accrued but unpaid salary and/or director's fee. Except as disclosed on Schedule 4.1(FF), there are no outstanding or, to TCB's Knowledge, potential claims by a present or former employee against TCB or any of its Subsidiaries under federal or state law, under any employment agreement, or otherwise, other than for wages, salary, or overtime pay owed in respect of the current pay period, or vacation or sick pay or time off owed in respect of the current fiscal year.

          (GG) TAKEOVER RESTRICTIONS. TCB and its Subsidiaries have taken all necessary action to exempt (or ensure the continued exemption of) this Plan and the transactions contemplated by this Plan from any takeover related provisions of TCB's and its Subsidiaries' articles of incorporation.

     4.2. HBI REPRESENTATIONS AND WARRANTIES. HBI hereby represents and warrants to TCB now and as of the Effective Date as follows; provided, however, that as to Community Bank, no representations are made or warranties given for any period prior to the effective date of the CFG Merger:

          (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to HBI and its Subsidiaries are true and correct.

          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of HBI and its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized and is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material effect on it. All of such jurisdictions are set forth on Schedule 4.2(B). Each of HBI and its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. FSB and Community Bank are the only Subsidiaries of HBI that are Insured Depository Institutions, and their deposits are insured by the Bank Insurance Fund of the FDIC. Except as disclosed in Schedule 4.2(B), neither FSB nor Community Bank is subject to any orders, resolutions, commitments, agreements, undertakings, understandings, or consents that affect its status as such Insured Depository Institution.

          (C) SHARES. The outstanding shares of HBI's and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of HBI and its Subsidiaries outstanding and no outstanding Rights with respect thereto.

          (D) HBI SUBSIDIARIES. HBI has disclosed in Schedule 4.2(D) a list of all of its Subsidiaries and the percentages of ownership by HBI. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to HBI or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no Contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no Contracts, commitments, understandings or arrangements relating to the rights of HBI or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by HBI or one of its Subsidiaries are fully paid and non-assessable and are owned by HBI or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Except as disclosed in Schedule 4.2(D), HBI does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

          (E) CORPORATE POWER. HBI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its Material properties and assets.

          (F) CORPORATE AUTHORITY. Subject to the authorization of its Board of Directors on or about December 10, 2004 and any necessary receipt of approval by its shareholders referred to in Section 6.1 and required regulatory approvals, this Plan has been authorized by all necessary corporate action of HBI and such agreement is a valid and binding agreement of HBI, enforceable against HBI in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (G) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as disclosed in Schedule 4.2(G), the execution, delivery and performance of its obligation under this Plan and the consummation by HBI of the transactions contemplated by this Plan do not and will not Materially (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of HBI or any of its Subsidiaries or to which HBI or any of its Subsidiaries or its properties is subject or bound, (2) constitute a breach or violation of, or a default under, the Governing Documents of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that is disclosed on Schedule 4.2(G).

          (H) HBI FINANCIAL REPORTS. Except as disclosed in Schedule 4.2(H): (a) the Financial Reports of HBI did not and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; (b) each of the balance sheets in or incorporated by reference into the Financial Reports of HBI (including the related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date; (c) each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Financial Reports of FSB and Community Bank (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein; and (d) in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (I) ABSENCE OF UNDISCLOSED LIABILITIES. To HBI's Knowledge, neither it nor any of its Subsidiaries have any Material Liability, except (1) as disclosed on Schedule 4.2(I), (2) as reflected in HBI's Financial Reports prior to the date of this Plan, or (3) for commitments and obligations made, or Liabilities incurred, in the ordinary and usual course of business consistent with past practice since September 30, 2004 and which are fully reflected as liabilities on the entity's books and records. Except as disclosed on
Schedule 4.2(I), since September 30, 2004, neither HBI nor any of its Subsidiaries have incurred or paid any obligation or Liability (including any obligation or Liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material effect on it.

          (J) NO EVENTS. Except as disclosed on Schedule 4.2(J), since September 30, 2004, no event has occurred which is reasonably likely to have a Material effect on HBI or any of its subsidiaries.

          (K) PROPERTIES. Except as disclosed in Schedule 4.2(K), HBI and each of its Subsidiaries has good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the Financial Reports of HBI as being owned by HBI or its Subsidiaries as of the dates thereof. All buildings and all Material fixtures, equipment, and other property and assets that are held under leases or subleases by HBI or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability as are disclosed on Schedule 4.2(K). Other than month-to-month leases on operating equipment, all leases and subleases are identified on
Schedule 4.2(K). HBI further represents, covenants and warrants that, except as disclosed in Schedule 4.2(K), taking their age and ordinary wear and tear into account, the assets and properties of HBI or any of its Subsidiaries are in good operating condition and repair and have been operated and maintained in the ordinary and usual course of business, consistent with past practice, other than those items of personal property not in use by HBI as of the date hereof.

          (L) INTELLECTUAL PROPERTY RIGHTS. Schedule 4.2(L) lists all Intellectual Property Rights necessary for the ownership and operation of the business of HBI or any of its Subsidiaries in the manner in which the business has been historically and currently owned and operated by HBI. To HBI's Knowledge, none of the Intellectual Property Rights interferes with, infringes upon, misappropriates, or violates any intellectual property rights of third parties, and HBI has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To HBI's Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any of the Intellectual Property Rights. Neither HBI nor any of its Subsidiaries has received any written notice with respect to any outstanding injunction, judgment, order, decree, ruling, or charge relating to any item of the Intellectual Property Rights, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of HBI or any of its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of any of the Intellectual Property Rights.

          (M) LITIGATION; REGULATORY ACTION. Except as disclosed in Schedule 4.2(M) and except for foreclosures or collection matters initiated by HBI or its Subsidiaries in the ordinary and usual course of business, no litigation, proceeding or controversy before any court or governmental agency is pending, to HBI's Knowledge, or threatened against HBI or any of its Subsidiaries, including, without limitation, any litigation, proceedings, or controversies that allege claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, or allege claims under any fair credit reporting laws or laws for the protection of non-public personal information, including the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and the Fair and Accurate Credit Transaction Act, and, to its Knowledge, no such litigation, proceeding or controversy has been, to HBI's Knowledge, threatened; and except as disclosed in
Schedule 4.2(M), neither HBI nor any of its Subsidiaries or any of its or their Material properties or their officers, directors or Controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority or other governmental authority, and neither HBI nor any of its Subsidiaries has been advised by any of such Regulatory Authorities or other governmental authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

          (N) COMPLIANCE WITH LAWS. Except as disclosed in Schedule 4.2(N), each of HBI or any of its Subsidiaries:

               (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities or other governmental authority that are required in order to permit it to own its businesses presently conducted and that are Material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

               (2) has received no notification or communication from any Regulatory Authority or other governmental authority or the staff thereof
     (a) asserting that HBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority or governmental authority enforces, (b) threatening to revoke any license, franchise, permit or governmental authorization of HBI or any of its Subsidiaries, or (c) requiring any of HBI or any of its Subsidiaries (or any of its officers, directors or Controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

               (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

               (4) is in compliance in all Material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and all fair credit reporting laws and laws for the protection of non-public personal information, including the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and the Fair and Accurate Credit Transaction Act.

          (O) MATERIAL CONTRACTS. Except as disclosed in Schedule 4.2(O) (and with a true and complete copy of the document or other item in question attached to such schedule), neither HBI nor its Subsidiaries nor its assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any Contract, or amendment thereto, by which its assets, business or operations may be bound or affected or under which it or any of its assets, business or operations receives benefits (excluding extensions of credit made in the ordinary and usual course of business), or Contracts (other than lease Contracts) obligating it to pay more than $20,000 in any year and lease Contracts obligating it or them to pay more than $100,000 in any year and which can be terminated upon not less than 60 day's notice. Except as disclosed in
Schedule 4.2(O), to HBI's Knowledge, neither HBI nor any of its Subsidiaries is in default under any such Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as disclosed in Schedule 4.2(O), neither HBI nor any of its Subsidiaries is subject to or bound by any Contract containing covenants that limit the ability of HBI or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, HBI or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

          (P) REPORTS. Since January 1, 2001, each of HBI and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Arkansas State Bank Department, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities or other governmental authority having jurisdiction with respect to HBI and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this
Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all Material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (Q) BROKERS AND FINDERS. Except as set forth in Schedule 4.2(Q), neither HBI, any of its Subsidiaries nor any of its officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder, or director or former director of HBI or any of its Subsidiaries have acted directly or indirectly for HBI or any of its Subsidiaries in connection with this Plan or the transactions contemplated hereby.

          (R) EMPLOYEE BENEFIT PLANS.

               (1) Schedule 4.2(R)(1) contains a complete list of all Compensation and Benefit Plans of HBI and its Subsidiaries. True and complete copies of all Compensation and Benefit Plans of HBI, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

               (2) All ERISA Plans, other than Multiemployer Plans, covering employees or former employees of HBI and its Subsidiaries, to the extent subject to ERISA, are in Material compliance with ERISA. Except as disclosed in Schedule 4.2(R)(2) each Pension Plan of HBI has received a favorable determination letter from the Internal Revenue Service, and HBI is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no Material pending or, to HBI's Knowledge, threatened litigation relating to the ERISA Plans. To HBI's Knowledge, neither it nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject HBI or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be Material.

               (3) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by HBI or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of an ERISA Affiliate of HBI. Neither HBI nor any of its Subsidiaries presently contribute to a Multiemployer Plan, nor has it contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

               (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, except as disclosed in Schedule 4.2(R)(4). Neither HBI nor any of its Subsidiaries has provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (5) Except as disclosed in Schedule 4.2(R)(5), under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no Material change in the financial condition of such plan since the last day of the most recent plan year.

               (6) Neither HBI nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in
     Schedule 4.2(R)(6). There are no restrictions on the rights of HBI to amend or terminate any such plan without incurring any Liability thereunder.

               (7) Except as disclosed in Schedule 4.2(R)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of HBI or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from HBI or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

          (S) NO KNOWLEDGE. HBI and its Subsidiaries Know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

          (T) LABOR AGREEMENTS. Neither HBI nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is HBI or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor is it aware of any activity involving its or employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (U) ASSET CLASSIFICATION. HBI and its Subsidiaries have disclosed in
Schedule 4.2(U) a list, accurate and complete in all Material respects, of the aggregate amounts of loans, extensions of credit or other assets of HBI and its Subsidiaries that have been classified by it as of the date of the Plan; and no amounts of loans, extensions of credit or other assets that have been classified as of such date by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in such asset classification, other than amounts of loans, extensions of credit or other assets that were charged off by HBI or any of its Subsidiaries prior to such date, and which are also disclosed on Schedule 4.2(U).

          (V) ALLOWANCE FOR POSSIBLE LOAN LOSSES. Except as disclosed on
Schedule 4.2(V), the allowance for possible loan losses shown on the consolidated balance sheets in the September 30, 2004 Financial Reports of HBI was, and the allowance for possible loan losses to be shown on subsequent Financial Reports of HBI shall be adequate, to the Knowledge of HBI, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

          (W) INSURANCE. Each of HBI and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are Known to HBI, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material adverse effect on HBI or its Subsidiaries. Set forth in Schedule 4.2(W) is a list of all insurance policies maintained by or for the benefit of HBI or its directors, officers, employees or agents.

          (X) BOOKS AND RECORDS. All books of account, minute books, stock record books and other records of HBI and its Subsidiaries, all of which have been made available to TCB, are complete and correct in all Material respects and have been maintained in accordance with the laws of the State of Arkansas for banks, bank holding companies, and corporations, and applicable rules and regulations promulgated thereunder and in accordance with sound business practices. The minute books of HBI and its Subsidiaries contains accurate and complete records in all Material respects of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors and committees of the Board of Directors of Company (as applicable), and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

          (Y) NO FURTHER ACTION. HBI and its Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan, or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the Governing Documents of HBI or any of its Subsidiaries or under any agreement to which HBI or any of its Subsidiaries is a party, or (3) restrict or impair in any way the ability of the Parties to exercise the rights granted under this Plan.

          (Z) ENVIRONMENTAL MATTERS.

               (1) To HBI's Knowledge, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except as disclosed on Schedule 4.2(Z)(1).

               (2) There is no investigation or proceeding pending or, to HBI's Knowledge, threatened by or before any court, governmental agency or board or other forum in which HBI or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened investigations or proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by HBI or any of its Subsidiaries or any Participation Facility, except as disclosed in Schedule 4.2(Z)(2).

               (3) There is no investigation or proceeding pending or, to HBI's Knowledge, threatened by or before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or HBI or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened investigations or proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such investigations or proceedings disclosed in Schedule 4.2(Z)(3).

               (4) To HBI's Knowledge, there is no reasonable basis for any investigation or proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been disclosed in Schedule 4.2(Z)(4).

               (5) To HBI's Knowledge, and except as disclosed on Schedule 4.2(Z)(5), during the period of (a) ownership or operation by HBI of any of its current properties, (b) participation in the management of any Participation Facility by HBI or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by HBI or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property that violate Environmental Laws.

               (6) To HBI's Knowledge, and except as disclosed on Schedule 4.2(Z)(6), prior to the period of (a) ownership or operation by HBI or any of its Subsidiaries of any of its current properties, (b) participation in the management of any Participation Facility by HBI or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by HBI or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Fiduciary Property.

               (7) To HBI's Knowledge, no underground storage tanks are located on any property of HBI or any of its Subsidiaries, or any Participation Facility or any Loan/Fiduciary Property except as disclosed in Schedule 4.2(Z)(7).

               (8) To HBI's Knowledge, and except as disclosed in Schedule 4.2(Z)(8), neither HBI's nor any of its Subsidiaries' facilities have any building components containing friable asbestos.

          (AA) TAX RETURNS. Except as disclosed in Schedule 4.2(AA), (1) all Tax Returns of HBI have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, and such Tax Returns were true, complete and accurate in all Material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material effect on HBI or any of its Subsidiaries, except as reserved against in the Financial Reports of HBI, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of HBI.

          (BB) ACCURACY OF INFORMATION. The statements with respect to HBI and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of HBI pursuant to the terms of or relating to this Plan are now and as of the Effective Date true and correct in all Material respects, and such statements and documents do not omit any Material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, now and as of the Effective Date, not misleading.

          (CC) DERIVATIVES CONTRACTS. None of HBI or its Subsidiaries is a party to, has not agreed to enter into a Derivatives Contract, and does not own securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes disclosed in Schedule 4.2(CC).
Schedule 4.2(CC) includes a list of any assets of HBI or its Subsidiaries that are pledged as security for each such Derivatives Contract.

          (DD) ACCOUNTING CONTROLS. HBI and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) all Material transactions are executed in accordance with management's general or specific authorization, (2) all Material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the Material property and assets of HBI and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (EE) COMMITMENTS AND CONTRACTS. Neither HBI nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

               (1) except as disclosed in Schedule 4.2(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay Liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by HBI without any obligation on the part of HBI or any such Subsidiary to make any payment in connection with such termination);

               (2) except as disclosed in Schedule 4.2(EE)(2), any Contract, commitment, or understanding with any Person related to or under the Control of any present or former officer, director, or employee of HBI or any of its Subsidiaries, to the extent that such Contract, commitment or understanding Materially impacts the financial condition of HBI.

               (3) except as disclosed in Schedule 4.2(EE)(3), any real or personal property lease with annual rental payments aggregating $20,000 or more; or

               (4) except as disclosed in Schedule 4.2(EE)(4), any Material Contract with any Affiliate.

          (FF) CLAIMS OF OFFICERS, DIRECTORS, AND EMPLOYEES. Except as disclosed on Schedule 4.2(FF) to HBI's Knowledge, no officer or director of HBI or any of its Subsidiaries has any claims against HBI or its Subsidiaries, other than for their regular accrued but unpaid salary and/or director's fee. Except as disclosed on Schedule 4.2(FF), there are no outstanding or, to HBI's Knowledge, potential claims by a present or former employee against HBI or any of its Subsidiaries under federal or state law, under any employment agreement, or otherwise, other than for wages, salary, or overtime pay owed in respect of the current pay period, or vacation or sick pay or time off owed in respect of the current fiscal year.

                              ARTICLE V. COVENANTS

     TCB hereby covenants to HBI, and HBI hereby covenants to TCB, as applicable, that:

     5.1. BEST EFFORTS. Subject to the terms and conditions of this Plan, each Party shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by March 31, 2005 (the "Termination Date"), and otherwise to enable consummation of the transactions contemplated by this Plan, and shall cooperate fully with the other Parties to that end (it being understood that a re-solicitation of proxies as a consequence of an HBI Transaction shall not violate this covenant).

     5.2. CORPORATE ACTIONS.

          (A) SHAREHOLDER VOTE. Each of TCB and HBI shall use their commercially reasonable best efforts to solicit and obtain votes of the holders of their common stock in favor of their respective transactions contemplated by this Plan and, subject to the exercise of their fiduciary duties, the Board of Directors of TCB and HBI shall recommend approval of such transactions by such holders. TCB and HBI shall call a special meeting of the holders of TCB Common Stock and HBI Common Stock, respectively, to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan (including the Merger).

          (B) THE PROXY. TCB and HBI shall promptly assist each other in the preparation of a combination proxy statement and offering circular (the "Proxy Statement") to be mailed to the holders of TCB Common Stock and HBI Common Stock in connection with the transactions contemplated by this Plan, which shall conform to all applicable legal requirements, and include relevant disclosure to TCB shareholders with regard to HBI as required by applicable securities laws for the offering of HBI Common Stock.

     5.3. SECURITIES LAW COMPLIANCE. HBI shall comply with all applicable federal and state securities laws with regard to the offering, sale, and issuance of the HBI Common Stock.

     5.4. PUBLICITY. The Parties agree that (a) no communication of any kind, whether written, electronic, or oral, to the shareholders of TCB or HBI or otherwise regarding the Plan, including but not limited to, proxy statements and prospectuses, shall be made without the express prior written consent of the authorized officers of HBI and TCB, and (b) the contents of any such communication shall conform in all respects, whether written, electronic or oral, to the language agreed upon between the Parties; provided, however, if HBI is required by federal or state securities laws or otherwise to make disclosure of certain matters or take other action which would otherwise be covered by the terms of this section, it may make such disclosure or communication without the express prior written consent of TCB, after first giving TCB what HBI, in the exercise of its judgment, determines to be reasonable notice of such disclosure or communication.

     5.5. ACCESS; INFORMATION; CONFIDENTIALITY.

          (A) Upon reasonable notice, a Party (the "Disclosing Party") shall afford the other Party (the "Receiving Party") and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, documents, loan files, commitments, records, and any other information of or relating to the Disclosing Party or its Subsidiaries.

          (B) A Receiving Party and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed, and shall not use any information obtained pursuant to this Plan for any purpose unrelated to the consummation of the transactions contemplated by this Plan. If this Plan is terminated, each Receiving Party will hold all confidential information and documents obtained pursuant to this paragraph in confidence unless and until such information or documents becomes publicly available other than by reason of any action or failure to act by a Receiving Party or as such Receiving Party is advised by counsel that any such information or document is required by law to be disclosed. In the event of the termination of this Plan, a Receiving Party will, upon request by a Disclosing Party, deliver to the Disclosing Party all documents so obtained by the Receiving Party or destroy such documents and, in the case of destruction, will certify such fact to the Disclosing Party.

          (C) A Disclosing Party shall furnish promptly (and cause its accountants and other agents to furnish promptly) to a Receiving Party a copy of each Material report, schedule and other document filed by a Disclosing Party with any Regulatory Authority or other governmental authority, and upon reasonable notice given by a Receiving Party, any other information regarding the business, properties, and personnel of a Disclosing Party as Receiving Party may reasonably request, provided that no investigation pursuant to this Section
5.5 shall affect or be deemed to modify or waive any representation or warranty made by a Disclosing Party in this Plan or the conditions to the obligations of a Disclosing Party to consummate the transactions contemplated by this Plan.

          (D) During the period from the date of this Plan to the Effective Date, each Party shall cause its representatives to, confer on a regular and frequent basis with representatives of the other Party.

          (E) Each Party shall promptly notify the other Party of (1) any Material change in the business or operations of it or its Subsidiaries, (2) any Material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority or other governmental authority relating to it, or as applicable its Subsidiaries, (3) the initiation or threat of Material litigation involving or relating to it or its Subsidiaries, or (4) any Material event or condition.

     5.6. SOLE AGREEMENT TO SELL. Without the prior written consent of HBI, TCB shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, TCB or any of its Subsidiaries or any merger or other business combination with TCB or any of its Subsidiaries other than as contemplated by this Plan. TCB shall instruct its and its Subsidiaries' officers, directors, agents, advisors and Affiliates to refrain from doing any of the foregoing and shall notify HBI immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, TCB or any of its Subsidiaries. The Parties agree that a breach of this provision by TCB shall be deemed a Material breach of this Agreement, regardless of whether such action was taken pursuant to the fiduciary duty of TCB's Board of Directors or otherwise, for which HBI may seek injunctive relief or terminate this Agreement pursuant to Section 7.2, and seek monetary relief for damages from TCB. TCB expressly agrees not to assert or impose any defense to such breach of this Agreement based on the exercise of its fiduciary duty.

     5.7. HBI COMMON STOCK ADJUSTMENTS. In the event that HBI changes the number of shares of HBI Common Stock issued and authorized prior to Effective Date of this Plan as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding HBI Common Stock, the amount of HBI Common Stock to be issued to a holder of TCB Common Stock hereunder shall be adjusted accordingly.

     5.8. NO RIGHTS TRIGGERED. Except for those consents of Third Parties disclosed on Schedule 4.1(G), TCB and HBI shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any Rights to any Person under their respective Governing Documents or under any agreement to which TCB or any of its Subsidiaries or HBI, respectively, is a party, or (B) restrict or impair in any way the ability of HBI or TCB, respectively, to exercise the rights granted under this Plan.

     5.9. REGULATORY APPLICATIONS. HBI shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by HBI and TCB.

     5.10. REGULATORY DIVESTITURES. No later than the Effective Date, TCB shall cease engaging in such activities as HBI shall advise TCB in writing is not permitted to be engaged in by HBI under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, TCB shall divest any Subsidiary engaged in activities or holding assets that are impermissible for HBI, on terms and conditions agreed to by HBI, as applicable; provided, however, that prior to TCB taking such action, HBI shall certify that the conditions to its obligations under Sections
6.1 and 6.2 to consummate the transactions contemplated by this Plan have been satisfied or waived.

     5.11. DIRECTOR AND OFFICER LIABILITY INSURANCE. Prior to the Effective Date, TCB may obtain and prepay "tail" coverage on director and officer liability insurance for a period of three (3) years following the Effective Date, with policy limits not in excess of $2,000,000 per occurrence, on each person serving as an officer or director of TCB and each TCB Subsidiary immediately prior to the Effective Date against all damages, Liabilities, judgments, and claims (and related expenses, including reasonable attorney fees and amounts paid in settlement) with respect to acts or omissions of such officers and directors based upon or arising from his or her capacity as an officer or director of TCB or a TCB Subsidiary, occurring on or prior to the Effective Date.

              ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligation of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:

          (A) SHAREHOLDER VOTE. The shareholders of TCB and the shareholders of HBI shall have approved of the transactions contemplated herein (including approval of the Merger).

          (B) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of HBI, would deprive HBI of the Material economic or business benefits of the transactions contemplated by this Plan.

          (C) NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a Material risk of the restraint or the prohibition of the transactions contemplated by this Plan or the obtaining of Material damages or other relief in connection therewith.

          (D) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

          (E) TAX OPINION. HBI and TCB shall have received an opinion from Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. in the form of EXHIBIT B to the effect that (1) the Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of TCB to the extent they receive shares of HBI Common Stock in exchange for their shares of TCB Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering their opinion, they may require and rely upon representations contained in certificates of officers of HBI, TCB and others.

     6.2. CONDITIONS TO OBLIGATIONS OF HBI. Unless waived in writing by HBI, the obligations of HBI to consummate the transactions contemplated by this Plan are subject to the satisfaction at or prior to the Effective Date of the following conditions:

          (A) PERFORMANCE. Each of the acts, undertakings, and covenants and other agreements of TCB to be performed at or before the Effective Date shall have been duly performed, and TCB shall not have breached any of the representations, warranties, covenants, and other agreements set forth herein.

          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TCB contained in this Plan shall be true and correct, in all Material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

          (C) OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Plan, HBI shall have received the following documents and instruments:

               (i) A certificate signed by the Secretary or Assistant Secretary of TCB certifying that: (A) TCB's board of directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Plan and authorizing the consummation of the transactions contemplated by this Plan and certifying that such resolutions have not been amended and remain in full force and effect; (B) each person executing this Plan on behalf of TCB is an officer of TCB, holding the office or offices specified therein, with full power and authority to execute this Plan and any and all other documents in connection with the Plan, and the signature of each person on such documents is his or her genuine signature; and (C) the Governing Documents of TCB (copies of which shall be attached to such certificate) remain in full force and effect; and

               (ii) A certificate signed by the President of TCB dated the Effective Date stating that the conditions set forth in Sections 6.2(A); 6.2(B) and 6.2(E) of this Plan have been satisfied as of the Effective Date.

          (D) LEGAL OPINION. HBI shall have received a legal opinion, dated the Effective Date, from Hilburn, Calhoon, Harper, Pruniski & Calhoun, Ltd., in substantially the form of EXHIBIT C.

          (E) NO MATERIAL CHANGE. During the period from September 30, 2004 to the Effective Date, no Material change in the business, property, assets (including the quality and value of the loan portfolios and investments), Liabilities, prospects, operations, liquidity, income or condition (financial or otherwise) of TCB and/or Twin City shall have occurred, except for any divestitures required by
Section 5.10.

          (F) DESTRUCTION OF PROPERTY. Between the date of this Plan and the Effective Date, there shall have been no damage to or destruction of real property, improvements or personal property of TCB and Twin City which Materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a Material impact upon the operations, business, future operations, or prospects of TCB and Twin City; provided, however, that the availability of insurance coverage may be taken into account in determining whether there has been such a Material impact or Material reduction in market value.

          (G) OTHER BUSINESS COMBINATIONS, ETC. Other than as contemplated hereunder, subsequent to the date of this Plan, neither TCB nor Twin City shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which TCB and Twin City would merge, consolidate with, effect a business combination with, or sell any substantial part of TCB's or Twin City's assets; acquire a significant part of the share of assets of any other person or entity (financial or otherwise); or adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, or any "golden parachute" or similar program which would have the effect of Materially decreasing the value of TCB and Twin City or the benefits of acquiring TCB Common Stock.

          (H) MAINTENANCE OF CERTAIN COVENANTS. At the Effective Date:

               (i) neither TCB nor Twin City shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities (therefore, there shall be not more than the number of shares of TCB Common Stock and TCB Options set forth in the Recitals of this Plan validly issued and outstanding at the Effective Date); and

               (ii) from September 30, 2004, there shall have been no extraordinary sale of assets by TCB or Twin City; and

          (I) NO LITIGATION. No action, suit, or other proceeding before any court or any governmental authority pertaining to the transactions contemplated by this Plan or against TCB or any of its subsidiaries or Materially affecting TCB or any of its Subsidiaries shall have been instituted or threatened on or before the Effective Date.

          (J) FAIRNESS OPINION. HBI shall have received, within 15 Business Days from the execution of this Agreement, an opinion from Stifel, Nicolaus & Co., St. Louis, Missouri, to the effect that the financial terms of the Merger are fair from a financial point of view to HBI shareholders. Such opinion shall be updated prior to the mailing of the Proxy Statement to HBI's shareholders and shall not have been withdrawn prior to the Effective Date.

     6.3. CONDITIONS TO OBLIGATIONS OF TCB. Unless waived in writing by TCB, the obligations of TCB to consummate the transactions contemplated by this Plan are subject to the satisfaction of TCB at or prior to the Effective Date of the following conditions:

          (A) PERFORMANCE. Each of the acts, undertakings, and covenants of HBI to be performed at or before the Effective Date shall have been duly performed, and HBI shall not have breached any of its representations, warranties, covenants, and other agreements set forth herein.

          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HBI contained in this Plan shall be true and correct, in all Material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

          (C) OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Plan, TCB shall have received the following documents and instruments:

               (i) A certificate signed by the Secretary or Assistant Secretary of HBI certifying that: (A) HBI's board of directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Plan and authorizing the consummation of the transactions contemplated by this Plan and certifying that such resolutions have not been amended and remain in full force and effect; (B) each person executing this Plan on behalf of HBI is an officer of HBI, holding the office or offices specified therein, with full power and authority to execute this Plan and any and all other documents in connection with the Plan, and the signature of each person on such documents is his or her genuine signature; and (C) the Governing Documents of HBI (copies of which shall be attached to such certificate) remain in full force and effect; and

               (ii) A certificate signed by the President of HBI dated the Effective Date stating that the conditions set forth in Sections 6.3(A); 6.3(B) and 6.3(E) of this Plan have been satisfied as of the Effective Date.

          (D) LEGAL OPINION. TCB shall have received a legal opinion, dated the Effective Date, from Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., in substantially the form of Exhibit D.

          (E) NO MATERIAL CHANGE. During the period from September 30, 2004 to the Effective Date, no Material change in the business, property, assets (including the quality and value of the loan portfolios and investments), Liabilities, prospects, operations, liquidity, income or condition (financial or otherwise) of HBI shall have occurred.

          (F) FAIRNESS OPINION. TCB shall have received, within fifteen (15) Business Days from the execution of this Agreement, an opinion of Mercer Capital, Memphis, Tennessee, to the effect that the financial terms of the Merger are fair from a financial point of view to TCB's shareholders. Such opinion shall be updated prior to the mailing of the Proxy Statement to TCB's shareholders and shall not have been withdrawn prior to the Effective Date.

                            ARTICLE VII. TERMINATION

     7.1. TERMINATION UPON CERTAIN CONDITIONS. In the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals, under the following conditions:

          (A) MUTUAL CONSENT. By the mutual consent of HBI and TCB, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

          (B) DELAY. By HBI or TCB in the event the Merger is not consummated by the Termination Date, unless the failure of the consummation of the transactions to occur shall be due to the failure of the Party seeking to terminate this Plan to perform its obligations hereunder in a timely manner; provided, however, that HBI may not terminate the Plan pursuant to this Section 7.2(B), if such delay results from the resolicitation of proxies as a consequence of an HBI Transaction, or any other acquisition or sale transaction, or any offering of securities, in which HBI is involved, or (b) a change in the method of acquisition pursuant to Section 2.4, and provided, further, that a Party may not terminate the Plan pursuant to this Section 7.1(B) if it is in Material breach of any of the provisions of the Plan.

          (C) NO FAIRNESS OPINION. By TCB or HBI, respectively, in the event the fairness opinion respectively described in Section 6.3(F) or 6.2(J) is not provided; provided, however, that TCB or HBI may not terminate the Plan pursuant to this Section 7.1(C) unless it has used its commercially reasonable best efforts to obtain such opinion in a timely manner.

          (D) NO REGULATORY APPROVALS. By TCB or HBI, in the event that, absent the Material breach of a Party, any of the required regulatory approvals set forth in Section 6.1(B) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); provided however, that either Party may extend the term of this Plan for a sixty
(60) day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fourteen (14) Business Days of the receipt thereof.

     7.2. TERMINATION FOR BREACH. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals, by HBI or TCB if there has been a Material breach on the part of the other Party of its representations, warranties, covenants, or other agreements set forth herein or in any Schedule or certificate delivered pursuant hereto. The non-breaching Party or Parties expressly reserve all rights and remedies available in law or equity if this Agreement is terminated for breach.

                           ARTICLE VIII. OTHER MATTERS

     8.1. SURVIVAL. Only the representations, warranties, covenants, or other agreements contained in Articles I and II of this Plan shall survive the Effective Date, regardless of whether a provision specifically states that such provision survives. If the Merger is abandoned and this Plan is terminated, the agreements of the Parties in Sections 7.1, 8.5, 8.6, and 8.13 shall survive such abandonment and termination.

     8.2. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of TCB, the consideration to be received by the shareholders of TCB for each share of TCB Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify HBI'S rights pursuant to Section 2.4.

     8.3. COUNTERPARTS. This Plan may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

     8.4. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Arkansas, except as federal law may be applicable.

     8.5. EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing and mailing expenses which shall be shared equally between TCB and HBI.

     8.6. CONFIDENTIALITY. Each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

     8.7. NOTICES. All notices, demands, and requests given or required to be given by either Party to another Party shall be in writing. All such notices, demands, and requests shall be deemed to have been properly given if served in person, sent by telefacsimile (and receipt confirmed) or by prepaid nationally recognized overnight delivery service providing proof of delivery, addressed as follows:

     If to HBI:      HOME BANCSHARES, INC.
                     719 Harkrider, Suite 300
                     Conway, Arkansas 72032
                     Attn: Ron Strother, President
                     Fax: 501-993-8701

     With a copy to: Mitchell, Williams, Selig, Gates & Woodyard,
                     P.L.L.C.
                     425 W. Capitol Avenue, Suite 1800
                     Little Rock, Arkansas 72201

                                   Attn: John S. Selig, Esq.
                                   Fax: 501-918-7804

     If to TCB or Twin City, to:   TCBANCORP, INC.
                                   2716 Lakewood Village Place
                                   North Little Rock, Arkansas 72231
                                   Attn: Bob Birch, President
                                   Fax: 501-812-1459

     With a copy to:               Hillburn, Calhoon, Harper, Pruniski &
                                   Calhoun, Ltd.
                                   One Riverfront Place, Suite 800
                                   P.O. Box 5551
                                   North Little Rock, Arkansas 72119
                                   Attn: John E. Pruniski, III
                                   Fax: 501-372-2029

     Notices, demands and requests sent pursuant to this section shall be deemed to be received if received by telefacsimile (and receipt confirmed) or by person, on the date of delivery and if sent by prepaid overnight delivery service, on the next Business Day.

     8.8. TIME IS OF THE ESSENCE. The Parties hereto agree that time is of the essence with respect to the Effective Date and each and every condition and covenant contained herein.

     8.9. ASSIGNMENT. The assignment of this Plan by any Party without the express written consent of the other Parties hereto shall be void.

     8.10. BINDING EFFECT. This Agreement shall be binding upon the Parties and their respective successors and assigns.

     8.11. SEVERABILITY. The holding of any provision of this Plan invalid, illegal, or unenforceable, in whole or in part, shall not affect the other provisions of this Plan, which shall remain in full force and effect.

     8.12. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersedes any and all other oral or written agreements previously made. Nothing in this Plan, expressed or implied, is intended to confer upon any Person other than the Parties any rights, remedies, obligations or Liabilities under or by reason of this Plan.

     8.13. ENFORCEMENT PROCEEDINGS. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Plan were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Plan and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action or proceeding in connection with the enforcement of this Plan, the prevailing Party will be entitled to reimbursement of its reasonable attorneys' fees and expenses from the non-prevailing Party.

     8.14. BENEFIT PLANS. Upon consummation of the Merger, all employees of TCB and its Subsidiaries, except those with whom HBI enters into written employment agreements, shall be deemed to be at-will employees of HBI. From and after the Effective Date, employees of TCB and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of HBI. With the exception of stock option plans, where participation will be based upon years of service at HBI for the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans, HBI shall give effect to years of service with TCB or TCB's Subsidiaries, as the case may be, as if such service were with HBI. Employees of TCB and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date.

     8.15. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

                         (Signatures on page following.)

     IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                   TCBANCORP, INC.


                                   By: /s/ BOB BIRCH
                                       -----------------------------------------
                                   Printed Name: Bob Birch
                                   Title: President


                                   HOME BANCSHARES, INC.


                                   By: /s/ RON STROTHER
                                       -----------------------------------------
                                   Printed Name: Ron Strother
                                   Title: President

                                    EXHIBITS

Exhibit A   Articles of Merger
Exhibit B   Tax Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
Exhibit C   Legal Opinion of Hillburn, Calhoon, Harper, Pruniski & Calhoun, Ltd.
Exhibit D   Legal Opinion of Mitchell, Williams, Selig, Gates & Woodyard,
            P.L.L.C.


                              Appendix 1, Page A-1

                                SCHEDULES OF TCB

Schedule 2.5          TCB Option to Purchase Outstanding and Unexercised TCB
                      Common Stock

Schedule 4.1(B) Jurisdictions Where TCB and its Subsidiaries are Qualified to do Business; Orders, etc. Affecting Status

Schedule 4.1(C)       Shares Outstanding

Schedule 4.1(D)       TCB Subsidiaries

Schedule 4.1(G)       No Defaults - Agreements Requiring Third Party Consent

Schedule 4.1(H)       TCB Financial Reports

Schedule 4.1(I)       Undisclosed Liabilities of TCB

Schedule 4.1(J)       No Events Causing Material Adverse Effect

Schedule 4.1(K)       Properties:  Leases, Subleases, Defects of Title or
                      Condition

Schedule 4.1(L)       Intellectual Property Rights

Schedule 4.1(M)       Litigation, Regulatory Action

Schedule 4.1(N)       Compliance with Laws

Schedule 4.1(O)       Material Contracts

Schedule 4.1(Q)       Brokers and Finders

Schedule 4.1(R)(1)    List of Employee Benefit Plans

Schedule 4.1(R)(2)    Employee Benefit Plans Not Qualified Under ERISA

Schedule 4.1(R)(4)    Pension Accumulated Funding Deficiency

Schedule 4.1(R)(5)    Amount by Which Benefit Liabilities Exceed Plan Assets

Schedule 4.1(R)(6)    Obligations for Retiree Health and Life Benefits

Schedule 4.1(R)(7) Agreements Resulting in Payments to Employees Under Any Compensation and Benefit Plan with Respect to Proposed Transaction

Schedule 4.1(U)       Asset Classification

Schedule 4.1(V)       Inadequate Allowance for Loan Losses

Schedule 4.1(W)       Insurance

Schedule 4.1(Z)(1)   Noncompliance with Environmental Laws

Schedule 4.1(Z)(2)    Pending Proceedings with Respect to Environmental Matters

Schedule 4.1(Z)(3) Pending Proceedings with Respect to Environmental Matters Involving Loan/Fiduciary Property

Schedule 4.1(Z)(4) Pending Proceedings with Respect to Environmental Matters Listed in Sections 4.1(Z)(2) or (3)

Schedule 4.1(Z)(5)    Releases of Hazardous Material During Ownership

Schedule 4.1(Z)(6)    Releases of Hazardous Material Prior to Ownership

Schedule 4.1(Z)(7)    Underground Storage Tanks

Schedule 4.1(Z)(8)    Building Components with Friable Asbestos

Schedule 4.1(AA)      Tax Return Matters

Schedule 4.1(CC) Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

Schedule 4.1(EE)(1)   Employment Contracts Requiring Payment In Connection with
                      Termination

Schedule 4.1(EE)(2)   Contracts with Related Persons

Schedule 4.1(EE)(3)   Leases with Aggregate Annual Rent Exceeding $20,000

Schedule 4.1(EE)(4)   Material Contracts with Affiliates

Schedule 4.1(FF)      Claims of Officers, Directors, Employees

                                SCHEDULES OF HBI

Schedule 4.2(B) Jurisdictions Where HBI and its Subsidiaries are Qualified to do Business; Orders, etc. Affecting Status

Schedule 4.2(C)       Shares Outstanding

Schedule 4.2(D)       HBI Subsidiaries

Schedule 4.2(G)       No Defaults - Agreements Requiring Third Party Consent

Schedule 4.2(H)       HBI Financial Reports

Schedule 4.2(I)       Undisclosed Liabilities of HBI

Schedule 4.2(J)       No Events Causing Material Effect

Schedule 4.2(K)       Properties:  Leases, Subleases, Defects of Title or
                      Condition

Schedule 4.2(L)       Intellectual Property Rights

Schedule 4.2(M)       Litigation, Regulatory Action

Schedule 4.2(N)       Compliance with Laws

Schedule 4.2(O)       Material Contracts

Schedule 4.2(Q)       Brokers and Finders

Schedule 4.2(R)(1)    List of Employee Benefit Plans

Schedule 4.2(R)(2)    Employee Benefit Plans Not Qualified Under ERISA

Schedule 4.2(R)(4)    Pension Accumulated Funding Deficiency

Schedule 4.2(R)(5)    Amount by Which Benefit Liabilities Exceed Plan Assets

Schedule 4.2(R)(6)    Obligations for Retiree Health and Life Benefits

Schedule 4.2(R)(7) Agreements Resulting in Payments to Employees Under Any Compensation and Benefit Plan with Respect to Proposed Transaction

Schedule 4.2(U)       Asset Classification

Schedule 4.2(V)       Inadequate Allowance for Loan Losses

Schedule 4.2(W)       Insurance

Schedule 4.2(Z)(1)    Noncompliance with Environmental Laws

Schedule 4.2(Z)(2)    Pending Proceedings with Respect to Environmental Matters

Schedule 4.2(Z)(3) Pending Proceedings with Respect to Environmental Matters Involving Loan/Fiduciary Property

Schedule 4.2(Z)(4) Pending Proceedings with Respect to Environmental Matters Listed in Sections 4.2(Z)(2) or (3)

Schedule 4.2(Z)(5)    Releases of Hazardous Material During Ownership

Schedule 4.2(Z)(6)    Releases of Hazardous Material Prior to Ownership

Schedule 4.2(Z)(7)    Underground Storage Tanks

Schedule 4.2(Z)(8)    Building Components with Friable Asbestos

Schedule 4.2(AA)      Tax Return Matters

Schedule 4.2(CC) Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

Schedule 4.2(EE)(1)   Employment Contracts Requiring Payment In Connection with
                      Termination

Schedule 4.2(EE)(2)   Contracts with Related Parties

Schedule 4.2(EE)(3)   Leases with Aggregate Annual Rent Exceeding $20,000

Schedule 4.2(EE)(4)   Material Contracts with Affiliates

Schedule 4.2(FF)      Claims of Officers, Directors, Employees